UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

                             FRONTIER AIRLINES, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                    359059102
                   -------------------------------------------
                                 (CUSIP Number)

                                  JUNE 13, 2007
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 359059102

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     YONG PING DUAN
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |X|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     USA
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        2,061,289  SH
  OWNED BY     -----------------------------------------------------------------
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    Shared Dispositive Power

                    2,061,289  SH
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     2,474,859
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     |_|
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Item (9)

     6.75%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No. 359059102

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     ENLIGHT FOUNDATION (20-1063909)
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |X|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC Use Only


--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     CALIFORNIA
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        413,570  SH
  OWNED BY     -----------------------------------------------------------------
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------------
               8    Shared Dispositive Power

                    413,570  SH
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     2,474,859
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     |_|
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Item (9)

     6.75%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP No. 359059102

ITEM 1.

(A)   NAME OF ISSUER:
      FRONTIER AIRLINES, INC.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
      7001 TOWER ROAD, DENVER, CO 80249

ITEM 2.

(A)   NAME OF PERSON FILING:
      YONG PING DUAN

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
      C/O SY, LEE & CHEN,
      362 W GARVEY AVE, MONTEREY PARK, CA 91754

(C)   CITIZENSHIP:
      USA

(D)   TITLE OF CLASS OF SECURITIES:
      COMMON STOCK

(E)   CUSIP NUMBER:
      359059102

ITEM 3.

      If this statement is filed pursuant to ss.240.13d-1(b), or 240.13d-2 (b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   |_|   An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  ss. 240.13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |x|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 359059102


ITEM 4.  OWNERSHIP EXHIBIT A

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,474,859

     (b)  Percent of class: 6.75%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 0


          (ii)  Shared power to vote or to direct the vote: 2,474,859


          (iii) Sole power to dispose or to direct the disposition of: 0


          (iv)  Shared power to dispose or to direct the disposition of:
                2,474,859



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         EXHIBIT A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         EXHIBIT A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:   JUNE 13, 2007


                                       By:  /s/
                                            ------------------------------------
                                            Name: YONG PING DUAN

EXHIBIT A

ITEM 4: OWNERSHIP

1. YONG PING DUAN                     2. ENLIGHT FOUNDATION
     a)  2,061,289 SH                      a)    413,570  SH
     b)  5.62%                             b)    1.13%
     c)  2,061,289 SH                      c)    413,570  SH
     i)   2,061,289 SH                     i)    413,570  SH
     ii)  N/A                              ii)   N/A
     iii) 2,061,289 SH                     iii)  413,570  SH
     iv)  N/A                              iv)   N/A


Mr. Yong Ping Duan has the power to direct the affairs of Enlight Foundation. Mr. Duan is the president of Enlight Foundation.